Exhibit 10.5

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

ORIGINAL EQUIPMENT MANUFACTURING AND SUPPLY AGREEMENT

This Original Equipment Manufacturing and Supply Agreement (this “Agreement”) is made this 1 July 2019 (“Effective Date”) by and among Disguise Systems Limited, a company based in the United Kingdom (“Buyer”), Disguise Technologies Limited, a company based in the United Kingdom (“Disguise Tech”), and One Stop Systems, Inc, a Delaware corporation ("Supplier").  In this Agreement, “Party” shall mean Buyer or Disguise Tech or Supplier, and “Parties” shall mean Buyer, Disguise Tech and Supplier. This agreement supersedes and replaces the OEM agreement dated October 1st 2015.

Recitals

A.  Supplier has agreed to manufacture and supply certain products as more fully described in this Agreement to Buyer in accordance with the provisions of this Agreement as it pertains to such production-released products.  Engineering, Prototype and pre-production products are not covered by the terms of this Agreement.

B.  Disguise Tech owns certain intellectual property rights in and to the aforementioned production-released products which Disguise Tech has agreed to grant a license to Supplier for the purpose of Supplier manufacturing and supplying such products to Buyer for the next 5 or more years in accordance with the terms of this Agreement and providing components for replacement and repair for 2 years subsequently after the product is shipped to the Buyer.

C.  This Agreement sets forth the terms and conditions of purchases that may occur between the Parties.  All such quantities will be specified on Buyer's purchase orders issued under the provisions of this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the Parties hereby agree as follows:

SECTION A:GENERAL BUSINESS OPERATIONS

1.General Responsibilities of the Parties.

(a)Specifications.  Supplier and Buyer agree on a list of specifications (the "Specifications") to which all products currently being produced and all future products that may be produced (the “Product(s)”) hereto will be manufactured and supplied in accordance with the terms of this Agreement.  Exhibit A hereto may be amended from time to time by mutual written agreement of the Parties.

(b)Certain Responsibilities of Buyer.  Buyer will distribute the Products purchased by Buyer from Supplier only in connection with products which Buyer sells, leases and/or licenses, whether directly or indirectly, through sub-tier suppliers and/or distributors or otherwise.  Buyer shall be responsible for securing any required U.S. export licenses relating to the Products.

2.Term of the Agreement. Subject to the terms of this agreement, the term of this Agreement shall commence on the Effective Date and shall expire on the five (5) year anniversary hereof (the “Term”).  Buyer may provide Supplier with written notice, no later than Six (6) months before expiration of the Term that Buyer desires to negotiate with Supplier in good faith for an extension period as Buyer and Supplier may mutually determine of the Term (the "Extension"). If the Parties hereto cannot agree on the terms for such Extension within a period of ninety (90) days following such notice, this Agreement will terminate at the end of the Term.

3)Exclusive manufacturing Rights

a)	Geographic area covered.
i.

Subject to clause (iii) below, Supplier and Buyer agree that Supplier will have exclusive manufacturing rights for all systems sold by Buyer for end shipment into North, Central and South America only.

ii.

Supplier and Buyer agree that Supplier will have exclusive manufacturing rights for systems sold by Buyer for end shipment into Japan and Korea until such time that the Buyer commences production shipments with a separate manufacturer located on the continent of Asia and, immediately, at such point, this exclusivity right shall automatically terminate.

iii.

The exclusive manufacturing rights provided in (i) and (ii) above are in effect only while the SG&A (S) and Profit (Z) rates in Exhibit B do not exceed the base rates in Exhibit B factoring in anniversary reductions.

b)	The above right in no way precludes Supplier from selling into other areas of the world if requested by Buyer to do so in accordance with the terms of this Agreement.

4)Prices; Payment of Invoices.

(a)The pricing model for all Products ordered after the Effective Date is defined in Exhibit B (the “Price”).

(b)The Price provided by the model shall be considered "not to exceed" pricing until the next price list is mutually agreed by the Parties and published to the Buyer. The price list shall be published to the Buyer at least every six (6) months, commencing on the Effective Date, or when Products are added or removed from the price list at the request of the Buyer (“Pricing Period”).

(c)The Price shall be negotiated and agreed upon at the time the purchase order is placed based on the volumes being ordered. Should the Product specification change at the request or by acceptance by the Buyer, or should the Buyer change quantities on a Purchase Order within the Pricing Period, the Price for the Products may be modified within the Pricing Period, subject to the mutual agreement between the Parties.

(d)Any engineering projects, engineering changes or other non-recurring engineering (“NRE”) activities be required by the Buyer on Products that are part of this agreement will be invoiced at the Engineering rate in Exhibit B or as time to time amended and accepted by the Parties.  All new Engineering projects for Products that may or may not become part of this Agreement shall be quoted separately to Buyer.

(e)Any cost increases due to sub-tier supplier cost increases shall be transferred to the Buyer at the start of a new Pricing Period or when the next order is placed. The Parties shall act in good faith in agreeing such amended Prices.

(f)Subject to subparagraph (h) below, the parties agree that in respect of any current tariffs in place in respect of supplies purchased by Supplier from China (“China Tariffs”) that affect any part of the Products then:

a.	The Supplier shall use best endeavors to take all steps to mitigate the additional material costs resulting (whether directly or indirectly) from the China Tariffs;
b.

The Buyer shall use best endeavors to take all steps to mitigate additional material costs resulting (whether directly or indirectly) from the China Tariffs due to the Buyer’s choice of 3rd party products required to be purchased by the Supplier.  For the avoidance of doubt, if the Supplier identifies a commercially and technically suitable alternative 3rd party product that is not subject to China Tariffs and does not significantly change the performance of the Products, the Buyer agrees to best efforts to test and approve the alternate part for production use. If the Buyer unreasonably declines to use the suitable alternative part then the Buyer will be liable for the increased material cost due to the China Tariffs for the life of the Product containing that part;

c.

Except as agreed in Section A clause 4 section (f)(b) above, the Buyer shall only be liable for the China Tariffs (but not including any increased associated costs not already priced in the Pricing model in Exhibit B) for any Purchase Order made between the Effective Date and 31 December 2019;

d.

Except as agreed in Section A clause 4 section (f)(b) above, for Purchase Orders (or proposals) from 1 January 2020 if the Supplier refuses to be liable for all additional costs to the Products that result from the China Tariffs, then the Buyer has the right to immediately terminate the Supplier’s (i) exclusivity right contained in Section A clause 3 above and/or (ii) the Minimum Business Commitment contained in Section A clause 4 (l) below.

(g)Subject to subparagraph (h) below, the parties agree that any tariffs or additional costs caused by export or import restrictions, quota or prohibitions are imposed by any  government or public authority (“Tariffs”) that affect any part of the Products then:

a.	The Supplier shall use best endeavors to take all steps to mitigate the additional material costs resulting (whether directly or indirectly) from the Tariffs;
b.

The Buyer shall only be liable for those Tariffs (but not including any increased associated costs not already priced in the Pricing model in Exhibit B) for any Purchase Order made for 6 months starting with the date that the Tariffs came into force (“6 Month Period”);

c.

For Purchase Orders (or proposals) submitted after the 6 Month Period if the Supplier refuses to be liable for all costs in relation to such Tariffs, then the Buyer has the right to immediately terminate the Supplier’s (i) exclusivity right contained in Section A clause 3 above and/or (ii) the Minimum Business Commitment contained in Section A clause 4 (l) below.

(h)The Supplier confirms that neither China Tariffs or Tariffs may be retrospectively charged to the Buyer.

(i)All Products purchased will be invoiced by the Supplier to the Buyer upon completion of all work to the configuration on the Purchase Order, including all tests, and delivered to the designated Buyer inventory area the Buyer’s location of manufacture currently defined as 2235 Enterprise St, Escondido, CA or 51 Industristrasse, Grobenzel Germany.

(j)Any changes requested by the Buyer to the systems in the Buyer inventory area will incur a 2 production hour minimum charge to change the configuration and re-test the system. New material required for the change will be charged the Price indicated by the pricing model in Exhibit B.

(k)Any material cost reductions after the Effective Date will be applied to the System Price Model 1 year after they are realized (“1 Year Period”) and Supplier shall incorporate these savings into the Products with effect from and shall accordingly revise the Price List at either the next 1 January or 1 July whichever date occurs sooner following the 1 Year Period.

(l)If total invoiced Product drops below $10,000,000 per calendar year, escalating by $1,000,000 per year on the anniversary of the Effective Date (“Minimum Business Commitment”), then the combined SG&A (S) and Profit (Z) rates in Exhibit B will immediately be fixed at the lower of [***] and [***] respectively or the prior year’s SG&A and Profit Rate for all shipments in the following Quarter until the minimum business level is achieved.

a.	A “Quarter” is defined as a calendar quarter;
b.	The Price shall be adjusted and the Buyer will issue a revised Purchase Order for at the new Price for all Product in subsequent Quarters if any of the following occurs:
i.	The total of all Invoices minus credit memos for the Product is less than 25% of the Minimum Business Commitment in any two consecutive Quarters.
ii.	The total of all Invoices minus credit memos for the Product is less than the Minimum Business Commitment in any calendar year.
c.

Minimum business level - If the new Price is adjusted in accordance with paragraph (b) above then as soon as business returns to at least 25% of the Minimum Business Commitment at the next occurring Quarter (meaning that the minimum business level has been satisfied), the Price for all Products shall be immediately adjusted by a revised Purchase Order from the Buyer to the original Price (provided such original amount is lower) for subsequent Quarters.

The Minimum Business Commitment provided in (i) above shall only be in effect while the SG&A (S) and Profit (Z) rates in Exhibit B do not exceed the base rates in Exhibit B factoring in anniversary reductions.

(m)Buyer will pay for Products purchased and accepted by Buyer within [***] days after Buyer’s receipt of a correct and conforming invoice from Supplier.

(n)Total Credit Line shall be $[***] $USD.

(o)The Price does not include shipping charges and sales taxes from the agreed upon FOB Origin / OSS Factory. For the avoidance of doubt, the Price does include shipping charges in respect of the Supplier’s supply, manufacturer and assembly prior to the final shipment. Supplier shall arrange for shipping the Products in accordance with Buyer’s instructions. Buyer shall prepare all shipping documents and Supplier shall be responsible for printing and incorporating such shipping documents into the Products prior to shipping. Buyer shall pay for such shipping charges; provided that Supplier ships the Products in accordance with Buyer's shipping instructions, otherwise Supplier shall pay such charges and shall not be entitled to claim such charges from Buyer, nor shall it be entitled to set off such charges against any amounts owed by Supplier to Buyer.  Buyer shall pay the aforementioned shipping charges, customs, duties and sales taxes upon Supplier submitting a duly specified invoice to Buyer, provided that Buyer has not submitted satisfactory tax exemption or resale certificates to Supplier, in which case such sales taxes shall not be payable or invoiced by Suppler.

(p)In the event that Supplier owes any payments to Buyer in accordance with this Agreement, Supplier may elect, at its sole discretion, to set off all or part of such amounts against amounts duly owed by Buyer to Supplier either at that time or in the future. Any amounts which may be owing to Buyer by Supplier upon the termination or expiration of the Term of this Agreement (subject to any Extensions) shall become immediately payable.

(q)If Buyer fails to pay Supplier any amounts owed under this Agreement in accordance with its terms then interest will accrue beginning on the due date thereof, at the annual rate of [***], however, that in no event will said annual interest rate exceed the maximum legal interest rate for corporations.  In the event of any good faith dispute with regard to any due amount, the undisputed portion shall be paid as provided herein.  Upon resolution of the disputed portion, any amounts owed to Supplier shall be paid with interest at the rate set forth above, accruing from the date such amounts were originally due.  Notwithstanding anything to the contrary stated herein, Supplier may suspend performance of Services and withhold the delivery of any Products or any other materials or deliverables due in connection with the Services until payment in full of all amounts due and owing to Supplier in connection to such Services is delivered to Supplier.

5)	Forecasts, Purchase Orders, Scheduling, and Logistics.

(a)Buyer and Supplier agree to comply with the provisions set forth in Exhibit C hereto, “Forecasts, Purchase Orders, Scheduling and Logistics.”

(c)Purchase Orders entered into by Buyer pursuant to this Agreement shall specify:  (i) quantity of Product; and (ii) any other reasonable ordering procedures established or as may be agreed between Buyer and Supplier from time to time.

(d)The agreed period between Buyer's issuance of a Purchase Order and the scheduled delivery date ("Lead-time") is set out in Exhibit C hereto.

(e)All orders shall be governed solely by the terms and conditions of this Agreement.  Any terms or conditions contained in either Party's Purchase Orders, invoices, packing lists, or other business forms which are additional to or differ from the provisions of this Agreement, shall have no force or effect whatsoever, unless otherwise expressly agreed in writing between the Parties.  A Party's failure to object to any such provisions shall not be deemed a waiver of its rights herein.

6)Term of Availability.  In consideration for Buyer's purchase of the Products, Supplier grants to Buyer the option to purchase the Products at the last revision Price level agreed between the Parties pursuant to this Agreement, for the period of five (5) years from the date of initial release of each product and subject to availability of any parts.  Thereafter, Supplier may, at their discretion, discontinue availability of the Product, provided that, at Buyer's option, Supplier shall first:

(a)Sell Buyer sufficient quantities of the Product as Buyer deems necessary; and

(b)Grant Buyer a royalty-free, non-exclusive, worldwide Manufacturing License (as defined below) such that Buyer may make, have made, sell, modify or otherwise use the Product.

7)Intellectual Property Rights and Grants of Licenses.

(a)Disguise Tech’s Intellectual Property Rights. Supplier agrees and acknowledges that Disguise Tech is the sole and exclusive owner of all rights, title and interest in and to all intellectual property rights, whether now existing or that may exist in the future, including any and all copyrights, patents, design rights (registered or unregistered), trademarks (registered or unregistered), trade names or other intellectual property rights subsisting in respect of the Products or any designs, drawings, prototypes, drafts, plans, representations, models, flow charts, images, illustrations, sketches, plans, models, photographs and documents relating thereto (whether or not stored electronically) and all applicable upgrades and modifications of any of the foregoing, with the exception of the OSS IP Rights, as defined below (“Disguise Tech IP Rights”).

(b)OSS’s Intellectual Property Rights. Supplier is the sole and exclusive owner of all rights, title and interest in and to all intellectual property rights, whether now existing or that may exist in the future, including any and all copyrights, patents, design rights (registered or unregistered), trademarks (registered or unregistered), trade names or other intellectual property rights subsisting in respect of the Products or any designs, drawings, prototypes, drafts, plans, representations, models, flow charts, images, illustrations, sketches, plans, models, photographs and documents relating thereto (whether or not stored electronically) of the elements of the Product which have been developed, designed by Supplier and implemented as part of the Products as described in Exhibit F hereto (“OSS IP Rights”).

(c)Disguise Tech hereby grants to Supplier a non-exclusive license of the Disguise Tech IP Rights for the Term of this Agreement and any Extensions (“License Period”) for the territory of the world (the “Territory”) for the sole purpose of manufacturing the Products in accordance with the terms and conditions of this Agreement (the “License”). Disguise Tech hereby acknowledges and declares that the consideration that it receives through Buyer’s purchase of the Products for the Prices pursuant to this Agreement constitutes the full, global and definitive consideration for the granting of the License to Supplier.

(d)Suppler hereby assigns to Disguise Tech, on an exclusive basis, throughout the world, in perpetuity (or at least for the legal duration of all intellectual property rights and their renewals, including, but not limited to, copyright) and for all purposes, all of the OSS IP Rights, which assignment shall become effective upon the expiry of the Term of this Agreement (including any Extensions or Revisions) or any earlier termination of this Agreement in accordance with its terms and conditions. Supplier hereby acknowledges and declares that the consideration which it receives through the sale of the Products to Buyer during the Term (and any Extensions) in accordance with this Agreement constitutes the full, global and definitive consideration for the assignment of the OSS IP Rights to Disguise Tech hereunder. Assignment of IP Rights does not include Manufacturing Rights unless exercised under Section A.8 below.

8)Manufacturing Rights.

(a)The Supplier agrees to provide the Buyer with the most recent copy of the Product manual, block diagrams and viewable mechanical model files (i.e. eDrawing) format for use as first level support documentation and Product data sheets, upon Buyer’s request.

(b)Further design and manufacturing files will be made available to the Buyer as part of this Agreement in the following manner:

(c)In the event that Buyer decides to have any of the Products manufactured internally or by a third party after the relevant Product(s) has been designed and prototypes manufactured and delivered to Buyer, during the Term of this Agreement and Extension, then Buyer shall inform Supplier in writing of its decision to do so (“Alternative Manufacturing Notice”) at least six months in advance (or such other period as agreed between the parties), and Buyer and Supplier shall thereafter enter into a manufacturing license agreement (“Manufacturing License Agreement”) which shall include, without limitation, the following terms and conditions:

(i)Supplier shall grant to Buyer all licenses and rights necessary for Buyer to manufacture the Products or to grant the same rights to a third party to manufacture the Products in consideration for the following applicable fees:

a.A one-time license fee of [***], paid upon receipt including any applicable taxes for each “System” Product, if the Buyer provides Supplier with an Alternative Manufacturing Notice within twenty-four (24) months of the first Production Shipment of the relevant Product to the Buyer; or

b. A one-time license fee of [***], paid upon receipt including any applicable taxes for each “System” Product, if the Buyer provides Supplier with an Alternative Manufacturing Notice between twenty-four (24) months and forty-eight (48) months of the first Production Shipment of the relevant Product to the Buyer; or

c.A one-time license fee of [***], paid upon receipt including any applicable taxes for each “System” Product, if the Buyer provides Supplier with an Alternative Manufacturing Notice more than forty-eight (48) months of the first Production Shipment of the relevant Product to the Buyer;

d.A one-time fee of [***] paid upon receipt, including any applicable taxes for each “System” Product, if the Buyer has exercised its right to terminate this agreement in accordance with Section C.5.(a) (Termination for Cause)

e.The first Production Shipment date of a product is defined as the first unit shipment of a System Product from a Purchase Order that contains (i) the production system part number and (ii) is not otherwise labeled as a prototype unit in the referenced Supplier quote or (iii) a date by other mutual agreement of the Buyer and Seller.

(ii)Supplier shall provide and deliver to Buyer copies of the most recent bill of materials and drawings for all parts designed on behalf of the Buyer. Drawings do not include common off the shelf items from third parties or items not designed on behalf of the purchaser.

(d)On or subsequent to first production shipment of the Products to Buyer and at Buyer’s written request for future Product revisions, Supplier shall deposit with an escrow agent, pursuant to an executed escrow agreement, a copy of the Manufacturing Documentation, all for the purpose of allowing Buyer to exercise its Manufacturing License.  Escrow fees will be the responsibility of the Buyer.

SECTION B.PRODUCT QUALITY

1.Product Warranties.

(a)Supplier warrants that it has the right to manufacture and convey the Product and that each Product will be free from all liens and encumbrances (including free from any claim that such Product infringes any third party’s intellectual property rights), defects in material, workmanship and design and will function in accordance with and will conform to the Specifications for a period of [***]from shipment of such Product manufactured at Suppliers authorized facilities to the Buyer (“Warranty Period”). The warranty period can be extended to up of [***], prior to the expiration of the original warranty.

(b)Buyer or Buyer’s customer shall ship the purported non-conforming Product to the Supplier authorized repair facilities as listed in Appendix E at the Buyer’s expense. Purported non-conforming product shipped to any other authorized or non-authorized repair facility is the sole responsibility of the Buyer. Supplier shall inspect and verify if the Product is non-conforming and either replace or repair (as Suppler may determine at its discretion) any Products which do not perform in accordance with the Specifications during the Warranty Period. Supplier shall complete such repair or replacement and ship such repaired or replacement Products to Buyer or to Buyer’s customer at Supplier’s cost (for shipping) within [***] of Supplier’s receipt of such Products at its facility.  Such replacement or repaired Products shall be covered by the warranty set forth in subsection (a) above for the longer of (i) ninety (90) days from shipment of the replacement Product and (ii) the remaining portion of the original Warranty Period. Further, the parties may agree to replace parts in accordance with Exhibit E.

(c)Supplier’s additional warranty terms can be found at www.onestopsystems.com and are incorporated into this agreement in its entirety and as updated from time to time insofar as they do not limit the scope of the warranties contained in this Agreement.  EXCEPT FOR THE WARRANTIES SPECIFIED IN THIS AGREEMENT, SUPPLIER DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

2.Inspection and Acceptance.

(a)Supplier shall inspect all Products before shipment to ensure conformance with the Supplier’s applicable warranty provisions.  In the event that Supplier’s conformance level falls below [***] due to issues for which Supplier is responsible, for Products delivered during any consecutive three (3) month period, as measured by taking all failures over the last 90 days on all products shipped in the last 90 days. Supplier will provide a corrective action plan within ten (10) business days of Buyer notifying Supplier of such non-conformance.  If the Supplier’s corrective action plan does not improve Supplier’s conformance level to [***]or better during the next 90 days following the implementation of the Supplier’s corrective action plan, Supplier shall be deemed to be in material breach of this Agreement in accordance with Section C clause 5 of this Agreement and the provisions of Section C clause 5 shall apply. Without prejudice to the forgoing, if the Supplier’s corrective action plan does not improve Supplier’s conformance level to [***] or better during the next 90 days following the implementation of the Supplier’s corrective action plan, Buyer may adjust the deliveries of existing orders until Supplier once again achieves a [***] conformance level for a consecutive 90 day period.

(b)Buyer reserves the right to inspect the Products being supplied by Supplier to ensure that they meet the Specifications.  Buyer shall have twenty-eight (28) days from receipt of Products to perform such inspection.  Buyer may return Products which fail to meet the Specifications by first contacting the Supplier for a valid Return Materials Authorization (“RMA”) number that shall appear on any and all paperwork, packing lists, air-bills, etc. pertaining to such shipment returned to Supplier.  Supplier reserves the right to reject any shipment of returned Product that does not contain a valid RMA number.  Supplier shall either repair or replace (at Supplier’s discretion) any such Products returned to Suppler and Supplier shall return such repaired or replacement Product to Buyer or to Buyer’s customer at Supplier’s cost (for shipping) within [***]of Supplier’s receipt of such Products at its facility.

(c)Supplier shall provide, within [***] of Buyer’s request and in a mutually agreed upon format, the failure analysis and closed loop corrective action for each Product or group of Products with identical failures and corrective actions.  The Supplier shall reserve the right to charge the Buyer a minimum of one (1) production hour per Product that is returned for repair and for which the failure analysis is “No Fault Found” (“NFF”).  It is the intent of the Supplier to work with the Buyer to fashion a minimum test suite to be used by the Buyer before returning product to minimize NFF reports.

SECTION C.OTHER MATTERS

1.Non-Disclosure.

(a)Each Party hereto acknowledges that the transactions contemplated by this Agreement will require an exchange of confidential information, including, without limitation trade secrets, proprietary technological and other commercially sensitive information, customer lists and similar information which is of a confidential or proprietary nature (collectively, "Confidential Information").  With respect to such Confidential Information Supplier and Buyer agree as follows.

(b)Each Party shall hold in confidence all Confidential Information of the disclosing Party and shall not disclose to any other person or use such Confidential Information for any purpose other than to as necessary under this Agreement.

(c)The obligations of subsection (b) above shall not apply to information which is proved using tangible evidence to:

(i)be or have become available to the public from a source other than the receiving Party;

(ii)be or have been released in writing by the disclosing Party as being no longer Confidential Information which is subject to this Agreement;

(iii)be or have been lawfully obtained by the receiving Party from a third party not subject to any nondisclosure obligation;

(iv)have become lawfully known to the receiving Party prior to such disclosure; or

(v)Have been developed by the receiving Party completely independently of the disclosing Party’s Confidential Information.

(d)Each Party acknowledges that a violation of this Section C.1. Would constitute irreparable damage to the disclosing Party and that any remedy at law would be inadequate and thereby consents to the entry of injunctive relief against such violation without the requirement of posting a bond.

(e)The Parties acknowledge that the receiving Party shall obtain no rights of any kind in connection with the other Party’s Confidential Information and that any additional know-how, process, or improvements based upon the Confidential Information of the other Party shall be subject to ownership and other rights of the other Party, except as may otherwise be provided in this Agreement.

(f)Upon the written request of the disclosing Party, the receiving Party shall promptly return or certify the destruction of the disclosing Party’s Confidential Information, (unless such Confidential Information is necessary for performance of this Agreement).

2.Trademarks. Each Party hereby grants to the other Party all necessary permissions for the other Party to utilize the trademarks ("Marks") owned by the granting Party as expressly instructed by the Mark owner, solely in relation to the manufacture and marketing of the Products.  Nothing in this Agreement will create in the Buyer or Supplier any rights in the Marks of the other party.

3.U.S. Customs, Marking and Duty Drawback Requirements.

(a)Country of Origin.

(i)Supplier shall mark each Product with the “Country of Origin” (manufacture), in compliance with Section 304 of the United States Tariff Act (or any successor act).  The Product must be conspicuously marked with the Country of Origin.

(ii)For each delivery against purchases made under this Agreement, Supplier shall furnish Buyer, at Buyers request, with a signed certificate stating Country of Origin (manufacture) by quantity and Supplier’s part number.

(b)Commercial Invoices.  Buyer shall provide a Commercial Invoice with each shipment made against any order placed by Buyer.  The Commercial Invoice shall be used for U.S. Customs clearance.  The Commercial Invoice shall be in English and contain the following information: name and address of manufacturer/Supplier (where the manufacturer is, not the Supplier); Country of Origin (manufacture) of the Product; name and address of Buyer; the quantity and unit price; the type of currency involved; the purchase price in the currency of the purchase; the terms of sale (i.e., FOB Escondido, CA); freight charges; Supplier's part number; Buyer 's contact name; and Buyer 's purchase order number.

4.Similar Products.  Supplier acknowledges that Buyer (both itself and through its engagement of third parties) designs, develops and acquires hardware and software products both as stand-alone soft-ware and hardware products and for use with its own products and that existing or planned hardware and software independently developed or acquired by Buyer (or its third party contractors) may contain ideas, designs, features, specifications, uses and concepts similar to those contained in the Products. Supplier agrees that entering this Agreement shall not preclude Buyer in any way from using such ideas, designs, features, specifications, uses and concepts to develop or acquire similar hardware and software for any purpose without obligation to the Supplier, provided Buyer does not intentionally or knowingly infringe the OSS IP Rights, subject to the provisions of Sections A.7 and A.8.

5.Termination for Cause.

(a)Either Party may terminate this Agreement on thirty (30) days prior written notice to the other Party in the event the other Party materially breaches any of its obligations under this Agreement.  For purposes of the foregoing a material breach shall include, without limitation, the following:

(i)Supplier fails to deliver Products on time or in sufficient quantities in accordance with Buyer’s order and fails to remedy such failure within fifteen (15) days of Buyer notifying Suppler of such failure, except if such non-delivery of Products is related to any non-payment by Buyer of fees due to Supplier under this Agreement.

(ii)Products delivered by Supplier fail to conform to the Specifications in Products in accordance with Buyer’s order and fails to remedy such failure within fifteen (15) days of Buyer notifying Suppler of such failure.

(iii)Either Party fails to perform or breaches any other material obligation under this Agreement and where such failure is capable of remedy, fails to remedy such failure or breach within fifteen (15) days of the other Party notifying the Party in breach.

(iv)Any representation or warranty of either Party shall have been found to be false or misleading.

(v)either party files a petition in bankruptcy, has a petition filed against it regarding bankruptcy, is adjudicated bankrupt, or makes any assignment for the benefit of creditors that has a material adverse effect on that party’s ability to perform its obligations under this Agreement, including, without limitation, payment obligations.

(b)Buyer's sole liability to Supplier for such termination (when Buyer is at fault as per Section C.5.(a) above) shall be to pay Supplier any unpaid balance due for conforming Product delivered against Buyer's Purchase Order(s), and material purchased and pipelined to fulfill open purchase orders before receipt of Buyer’s termination notice.

6.Indemnification.

(a)Supplier hereby covenants and agrees to indemnify, defend and hold harmless Buyer including its affiliates, officers, directors and employees, free and clear and harmless from, and against, any and all claims, administration of claims, demands, losses, causes of action, liabilities, costs and expenses (including reasonable attorneys' fees) caused by, resulting from or in any way connected with (a) Supplier’s acts (including but not limited to any breach of any third party intellectual property rights), omissions or negligence, or the acts, omissions or negligence of Supplier’s employees, agents, contractors or permitted assignees and (b) Supplier’s breach of this Agreement or any of their representations or warranties contained in this Agreement.

(b)Buyer hereby covenants and agrees to indemnify, defend and hold harmless Supplier including its affiliates, officers, directors and employees, free and clear and harmless from, and against, any and all claims, administration of claims, demands, losses, causes of action, liabilities, costs and expenses (including reasonable attorneys' fees) caused by, resulting from or in any way connected with (a) Buyer’s acts, omissions or negligence, or the acts, omissions or negligence of Buyer’s employees, agents, contractors or permitted assignees and (b) Buyer’s breach of this Agreement or any of their representations or warranties contained in this Agreement..

(c)Buyer or Supplier (“Claimant”) shall notify the other Party (“the Defendant”)  promptly in writing of the existence of any such claim, demand or suit, which if sustained, would give rise to liability on the part of that Party. The Defendant shall have the option to designate counsel to defend such claim, demand or suit and it is understood that Defendant shall be responsible for the fees of such counsel designated by it and control such defense.  The Claimant shall cooperate in the defense of any such claim, demand or suit and may participate in the defense of any such claim, demand or suit with counsel of its own choosing (if the Claimant does not approve counsel designated by the Defendant) at its own expense, it being understood that the Defendant shall not be responsible for the payment of any fees of any such counsel.  The Claimant shall not take any action to compromise or settle any such claim, demand or suit unless consented to in writing by the Defendant.

7.Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS AND LOST BUSINESS), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, FUNDAMENTAL BREACH, OR OTHERWISE ARISING OUT OR RELATED TO THIS AGREEMENT, AND WHETHER OR NOT SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY IN THIS AGREEMENT, THE MAXIMUM LIABILITY OF:

a.SUPPLIER UNDER THIS AGREEMENT WILL NOT EXCEED THE HIGHER OF: (i) AGGREGATE AMOUNT OF PAYMENTS RECEIVED BY SUPPLIER UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THE CLAIM IN QUESTION; AND (ii) US$5MILLION; AND

b.BUYER UNDER THIS AGREEMENT WILL NOT EXCEED £5MILLION.

8.Survival.  In the event of any termination of the entire Agreement, (a) the provisions of Sections A.4, A.5, A.6, A.7. A.8, B.1, C.1, C.2., C.4, C.5, C.6, C.7, C.8, and D shall survive the termination or expiration of this Agreement and shall bind the Parties and their legal representatives, successors, and assigns, and (b) the rights of end-user customers of Buyer under any licenses of Products granted during the term of this Agreement shall survive.

9.Insurance. Supplier shall procure and maintain in full force and effect at all times comprehensive insurance policies covering all of Supplier’s obligations under this Agreement, including, without limitation, general liability insurance and product liability insurance in the amount of [***] in any one occurrence and insurance against perils, including but not limited to, fire, freezing, lightning, explosion, riot, civil commotion, smoke or sinkhole, in the amount of [***] in any one occurrence.

10.Risk Management and Liability Release.

(a)The Supplier shall maintain a Business Resumption Plan for any event, such as natural or man-made disasters, that impact Supplier’s ability to deliver Products for a prolonged period of time.

(b)The Supplier shall conform to all local, state, and federal laws, rules, and regulations in performing its obligations under this Agreement.

SECTION D.MISCELLANEOUS   PROVISIONS

1.Publicity.  Unless required by law, any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be only at such time and in such manner and shall consist of such contents as both Parties shall mutually agree to in writing.

2.Independent Parties.  Supplier and Buyer agree that their relationship is not that of joint venture, principal and agent, or franchiser and franchisee.  Supplier and Buyer are independent contractors acting for their own accounts and neither is authorized to make any commitment or representation, express or implied, on the other's behalf unless authorized in writing.

3.Assignments. Neither Party may assign this Agreement nor any of the rights or obligations hereunder voluntarily or by operation of law without mutual agreement, which shall not be unreasonably withheld.

4.No Waiver. The waiver by either Party of any breach of this Agreement by the other Party in a particular instance must be in a signed writing referring expressly to this Agreement and shall not operate as a waiver of subsequent breaches of the same or a different kind.  Either Party's exercise or failure to exercise any rights under this Agreement in a particular instance shall not operate as a waiver of said Party's right to exercise the same or different rights in subsequent instances.

5.Headings. The section headings contained herein are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

6.Notices. All notices and demands of any kind, that either Supplier or Buyer may be required or desire to serve upon the other Party under this Agreement, shall be in writing and shall be served by personal delivery, confirmed facsimile, nationally recognized courier or U.S. first class mail, return receipt requested, at the following respective addresses:

Supplier:	Buyer:

One Stop Systems, Inc.	Disguise Systems Limited
2235 Enterprise St, #110	[***]
Escondido, CA 92029	[***]
Attn: Steve Cooper	Attn: [***]

If by personal delivery or courier, service shall be deemed complete upon such delivery.  If by mail, service shall be deemed complete upon the expiration of the fourth day after the date of mailing.  The above addresses may be changed at any time by giving ten (10) days prior written notice.

7.Force majeure.  Neither Party shall be responsible for failure to perform herein for a period of not more than one hundred and eighty (180) consecutive days due to causes beyond its reasonable control, including, but not limited to government regulations, work stoppage, fires, civil disobedience, embargo, war, riots, rebellions, earthquakes, strikes, floods, water and the elements.

8.Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable.

9.Entire Agreement.  This Agreement, together with any other documents and Exhibits incorporated herein by reference, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof.  Any and all written or oral agreements heretofore existing between the Parties pertaining to the subject matter of this Agreement are expressly canceled except to the extent any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of this agreement including the right to claim damages in respect of any breach of any agreement which existed at or before the date of this agreement.  The provisions of this Agreement shall supersede any contravening or inconsistent terms of any purchase order, invoice, packing slip, bill of lading or other commercial form issued by Buyer or Supplier in connection with the Product.

10.Counterparts. This Agreement may be executed in two or more counterparts.  All such counterparts will constitute one and the same agreement.

11. Modifications   Any modification of this Agreement must be in writing and signed by the Party to be charged.

12.Governing Law   This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws rules which would cause the laws of any other jurisdiction to apply.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

ONE STOP SYSTEMS, INC.	Disguise Systems Limited.

By:	By:

Name:	Name:

Title:	Title:

Disguise Technologies Limited

By:

Name:

Title:

EXHIBIT A

PRODUCT AND SPECIFICATIONS

Any and all systems and parts on the current agreed upon price sheet (see exhibit B)

EXHIBIT B

PRICE

•	The Pricing for all forecasted items will be determined by the use of the pricing model (see below).
•	Purchase Orders will be placed using the Prices from the current Price List.
•	[***].
•	[***].
•

The Supplier may use different SG&A and/or Profit Rates for System Products in the Price List but if these rates are above the base rates in this section (as adjusted for the agreed percentage point reductions), the Exclusive Manufacturing Rights and the Minimum Business Commitments shall automatically no longer apply.

•	Purchase Orders in place prior to a new Pricing Period will not be repriced.
•	Purchase Orders in place prior to the Effective Date will not be repriced.
•	The gross amounts that SG&A and/or Profit Rates percentages are measured against shall not include sales taxes or any other similar type of taxes.
•

All other pricing based on quantity discounts beyond the [***] pieces is valid only for Purchase Orders placed by the Buyer to the Supplier on the same day for scheduled delivery over the immediate 12 month period following the date of the Purchase Order unless agreed otherwise by mutual agreement of both Parties.

•	The price list can be updated between Pricing Periods to reflect a new volume of an expected order or if a new product is introduced between Pricing Products.
•

From time to time Buyer may ask the Supplier for material to be pipelined to cover longer lead time needs.  Any goods purchased on behalf of Buyer at their request will be Buyers liability. If the program is terminated, or the material is not used within one (1) year of receipt of the pipelined items, Supplier may invoice the Buyer for the material.  Buyer shall not be liable for surplus material if Supplier failed to use the pipelined material in respect of purchase orders during that time.

•	Material cost is calculated as the average cost for items in stock and may not entirely reflect the last price paid for an item.
•	All components of the pricing model will be reviewed every Pricing Period to determine the new pricing model and Price List for the next Pricing Period.
•	The production labor rate (Y) is set at the Effective Date
o

Production labor is defined as production activities including, but not limited to, pull, kit, build, test, and any special request performed by Supplier production employees. This is a burdened labor rate for production employees (Direct Labor) without SG&A.  The production labor rate will be reviewed and adjusted every six months

o	Buyer and Supplier will work together in good faith to reduce labor hours to lower future costs
•	The engineering labor rate is set at the Effective Date
o	Engineering labor for current sustaining engineering required for Products will be charged at the above rate.
o	Engineering of new products that may or may not become part of this agreement will quoted separately and not part of this agreement.
•	Pricing model

[***]

*  This figure shall be subject to the percentage point reductions as fully described above

•

Based on the Price List in this section and the minimum business level without incurring Price adjustments of ten million ($10,000,000) USD per year, escalating by one million ($1,000,000) per year over the 5 year term of this agreement the approximate expected value of this agreement is sixty million ($60,000,000) USD. The approximate expected value and term of the agreement does not guarantee current or future business that will be transacted under this agreement between the Buyer and the Supplier. Further, for the avoidance of doubt, the Buyer shall not be liable to the Supplier or any other party for any loss or damages or any other remedy pursuant to this agreement which is measured by way of reference to this proposed valuation. The Buyer shall place all purchase orders and exercise all options under this agreement per the terms outlined herein.

disguise tech - Price List	Effective Date 1-Jul-2019
[***]

EXHIBIT C

FORECASTS, PURCHASE ORDERS, SCHEDULING, and LOGISTICS

1.

Forecasts.  Buyer shall provide a minimum of a 6 month rolling forecast by the end of each month.  Such forecasts shall not be binding on Buyer. Supplier will procure, manufacture and ship pursuant to Purchase Orders issued by Buyer for the quantity of Products within the parameters set forth in the 6 month forecasts and rolling outlooks.  Supplier shall ship Products to such locations and in such manner and quantities as Buyer shall direct.

2.

Lead-times.  Minimum Lead-times for the Product shall be [***] after receipt of Purchase Order. Buyer will request [***] before the start of a month what items they will be pulling from their Purchase Order (also known as “Call Down”), for production-released products. This will come in the form of an email stating all quantities and part numbers that Supplier will be expected to fulfill from the current open purchase orders.

3.	Purchase Orders. Buyer and Supplier agree on the following:
•	[***] minimum purchase order release (aka, Call Down)
•

Buyer is liable for all materials the Supplier is committed to via their purchase orders to their vendors or for items in stock to meet customers placed purchase orders. This liability will never exceed the amounts on open purchase orders.

4.	Rescheduling. Buyer and Supplier shall agree to the following rescheduling guidelines of approved and scheduled forecasts:
•	[***]
•	[***]
•	[***]
•	[***]

5.	Billing / Title Transfer. Buyer and Supplier agree to the following Billing and Title Transfer of products and services provided by Supplier:
•	Incoterms: FOB, origin
•	[***]
•	[***]

EXHIBIT D

SUPPLIER CHANGES TO PRODUCT

1.

Supplier agrees to provide Buyer’s designate development contact person with a written change notification (“Engineering Change Order” or “ECO”) of any changes to any designs, specifications or other documents or tooling relating to the Product within [***] of Supplier's decision to implement any proposed change.  Such notification will clearly state the reason for the change and the related cost of implementing the change.

2.

If Buyer determines that any change may affect form, fit or function of the Product, Buyer will give Supplier written notice to such effect within [***] of Buyer's receipt of Supplier's notification of change. The parties shall use reasonable endeavors to agree any proposed changes to the Product but no changes to the Product will be implemented without mutual agreement of both Parties.

3.	Buyer may purchase Product for evaluation and verification purposes once the change has been implemented.

EXHIBIT E

APPROVED REPAIRS IN THE FIELD

List of parts that may be changed by Buyer and Buyer’s customer outside of an Authorized Service Center without voiding the Product Warranty. The current approved repairs include

1.	[***]
2.	[***]
3.	[***]

Authorized service centers for the Products:

• OSS HQ:	2235 Enterprise St, Suite 110, Escondido CA USA 92029
• OSS GmbH (Bressner):	Industriestraße 51, D - 82194 Gröbenzell, Germany
• Disguise HQ	[***]

EXHIBIT F

OSS IP RIGHTS – PRODUCT ELEMENTS

as per Section A.7.(b)

Elements which are existing or have been developed, designed, adapted, modified or otherwise devised by Supplier for the purpose of being incorporated in, added to or otherwise forming part of one or more of the products for Buyer.

General Description:

•	Formal and informal design, updates and re-design of the products
•	Improvements to the manufacturing, testing, logistics and assembly of the products
•	[***] design based on prior OSS product IP designs
•	All design and production considerations including but not limited to:

o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o	[***]
o

For the avoidance of doubt, all the products’ specifications actually supplied in writing to Supplier by the Buyer are owned and provided by Disguise Tech to the Supplier and are not included in the OSS IP Rights.  All specifications of the Product derived as a result of the Supplier design and execution on the Disguise Tech written specifications are included in the OSS IP Rights.